EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-87661, 333-108298, 333-154850) of John B. Sanfilippo & Son, Inc. of our report dated May 21, 2010 relating to the financial statements of Orchard Valley Harvest, Inc., which appear in the Current Report on Form 8-K/A of John B. Sanfilippo & Son, Inc. dated August 3, 2010.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 3, 2010